Exhibit 99.1


  Equinix to Build out New IBX Center Within Recently Acquired Washington, D.C. Area Campus; Company Also Announces Plans for Further Expansion in the Chicago
                 Metro Area; Secures Building for Due Diligence


     FOSTER CITY, Calif.--(BUSINESS WIRE)--Feb. 8, 2006--Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that the company will build out a new center within its Washington, D.C. area campus to further expand its Washington, D.C. area Internet Business Exchange(TM) (IBX(R)) center. Equinix also announced that it intends to expand in the fast growing Chicago metro area and has secured a potential site for future expansion.
     Based on the success of Equinix's most recent expansion in the Washington, D.C. area in 2004, continued strong demand in the market, and strong financial returns, the company has decided to build out an existing structure on the campus that it announced the acquisition of last year. The expansion will add approximately 1,500 - 1,700 cabinets immediately adjacent to Equinix's existing IBX.
     Equinix's Washington, D.C. area campus is located in the Dulles Corridor and is home to many of the region's technology companies. The campus totals 461,681 square feet and houses over 120 networks, making it one of the richest IP network interconnection points in the U.S. Equinix will build out one of the undeveloped buildings as a part of this new initiative, investing approximately $50.0 to $55.0 million of capital expenditures, of which approximately $40.0 million is expected to be incurred in 2006. The center will feature an updated design that will enable Equinix to expand its capacity and support the increased power and cooling demands of customers. Equinix intends to open the new center for customers in early 2007.
     Equinix has also announced a decision to expand its presence in the Chicago metro area. Based on the results of a comprehensive nationwide demand study that Equinix conducted in 2005, this expansion will support enterprise demand in the Chicago area, and it will complement the strength of the Equinix Financial eXchange customer base in Equinix's existing Chicago IBX center located in the downtown area. A new center would be interconnected to Equinix's downtown center through redundant dark fiber links managed by Equinix, enabling new customers in each center to have direct access to the more than 75 networks already operating in Equinix's downtown IBX center.
     To support this decision, Equinix has secured a potential site for $9.75 million, payable upon closing, in order to conduct a full evaluation of the property and the financial returns associated with a potential definitive purchase. The building is approximately 228,000 square feet. The agreement is subject to numerous closing conditions, including the satisfactory completion by Equinix of a comprehensive due diligence review of the property. As part of the evaluation process, Equinix is considering several partnering and financing options for building out this center and is also evaluating options to build out this center in a phased approach.
     "Demand and pricing trends in these markets make new green field builds financially attractive for Equinix again," said Peter Van Camp, CEO of Equinix. "Today's announcement is a continuation of our ongoing expansion program to enable us to grow the company with the potential to generate annual revenues of $500 million over time."

     About Equinix

     Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 11 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

     This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently-acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports and registration statement on Form S-3 filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

     Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.


     CONTACT: Equinix, Inc.
              Jason Starr, 650-513-7402
              jstarr@equinix.com
                  or
              K/F Communications, Inc.
              David Fonkalsrud, 415-255-6506
              dave@kfcomm.com